Exhibit 99.1

KULR Reports Record Fourth Quarter Revenue and Full-Year 2024 Financial Results

HOUSTON / GLOBENEWSWIRE / March 27, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leader in advanced energy management platforms, today announced its financial results for the fourth quarter and full-year 2024.

Fourth Quarter 2024 Financial Highlights:

•	Revenue increased by 44% to $3.37 million from the same quarterly period of the prior year.
•	Operating loss decreased by 29% to $3.54 million from the same quarterly period of the prior year.
•	The Company had $29.83 million in cash as of December 31, 2024, compared to $1.19 million as of December 31, 2023. In addition, the Company had $20.28 million of Bitcoin holdings as of December 31, 2024, compared to none as of December 31, 2023.
•	Gross margin was 64% in the quarter ended December 31, 2024, compared to 29% in the same quarterly period of the prior year.

Fourth Quarter 2024 and Recent Operational Highlights:

•	KULR Technology Awarded Key Defense Contract for Leading Missile Program. The Company was awarded a pivotal contract for the development of a specialized Phase-Change Material (PCM) heat sink for a major missile program. This custom PCM heat sink is designed to manage extreme thermal loads generated during mission-critical maneuvers, helping maintain optimal performance and reliability within the missile’s electronics systems. While specific program and customer details could not be disclosed, this award further solidifies KULR’s role as a trusted partner for mission-critical defense applications with multi-decade production runs.

•	KULR Awarded U.S. Navy Contract to Develop High-Temperature Internal Short Circuit Cells for Enhanced Battery Safety in Critical Applications. The Company was awarded a contract by the U.S. Navy to advance its Internal Short Circuit (ISC) technology to activate at higher temperatures. This development, vital for both military and commercial applications, will support a wide range of safety-critical uses, with particular importance for aviation by enabling the simulation of extreme conditions that better reflect the stringent safety standards of the Federal Aviation Administration (FAA) and European Union Aviation Safety Agency (EASA).

•	KULR Xero Vibe Solution Launches on NVIDIA Jetson Edge AI Platform. The Company announced the launch of its innovative KULR Xero Vibe™ (“KXV”) solution integrated with the NVIDIA Jetson edge AI platform. This new rollout combines superior vibration mitigation with artificial intelligence capabilities to enable high-performance, reliable operation in edge AI environments. KULR’s Xero Vibe™ solution complements the Jetson platform by addressing key operational challenges such as vibration suppression, ensuring optimal cooling system performance, reduced energy consumption, and extended mechanical lifespans.

•	KULR Announces Bitcoin Treasury Strategy. The Company announced its Board of Directors agreed to include bitcoin (“BTC”) as a primary asset in its treasury program. KULR is committed to allocating up to 90% of its surplus cash to BTC.

•	KULR Expands Bitcoin Holdings to 668 BTC, Reports 181.1% BTC Yield. On March 25, 2025 the Company announced it has increased its bitcoin purchases for its Bitcoin Treasury by an additional $5 million to reach a total of $65 million in bitcoin acquisitions. The additional purchases were made at a weighted average price of $88,824 per bitcoin, inclusive of fees and expenses. The Company now holds 668.3 BTC.

•	KULR Signs Service Agreement to Launch KULR ONE Space Battery. The Company announced its plans to launch the KULR ONE Space (K1S) battery via launch integrator Exolaunch on a SpaceX rideshare mission scheduled for 2026. This mission represents a pivotal milestone in KULR's ongoing commitment to developing safer and higher-performing battery systems tailored for space applications for a space battery market that is expected to grow from $3.9B to $6.35B by 2030 per Virtue Market Research.

•	KULR Regains Compliance with NYSE American Stockholders’ Equity Requirement. The Company announced it has received official notice from the NYSE American LLC (the “Exchange”) confirming that the Company has regained compliance with all continued listing standards set forth in Part 10 of the NYSE American Company Guide (the “Company Guide”). The Company had previously been cited for non-compliance with Sections 1003(a)(i), (ii) and (iii) of the Company Guide, as detailed in the Exchange’s letter dated December 20, 2023. To resolve the deficiency, the Company has since demonstrated compliance with the applicable standards for two consecutive quarters, pursuant to Section 1009(f) of the Company Guide, and no further deficiencies remain outstanding.

•	KULR Signs Distribution and Integration Agreement with EDOM Technology to Support AI Ecosystem Supply Chain. The Company announced its strategic partnership with EDOM Technology (EDOM) (3048.TW), a long-standing NVIDIA Channel Partner and a premier integration and distribution company. This collaboration positions KULR to deliver its innovative KULR Xero Vibe™ (KXV) and KULR ONE product lines to Taiwan, a global epicenter of AI supply chain development, by leveraging its suite of energy management products and solutions to address the need for large-scale systems cooling within the AI ecosystem. The partnership will enable KULR to service both server and edge computing devices within the AI supply chain while deploying its suite of energy management products and solutions to meet the needs of the entire AI ecosystem. By aligning with a strategic partner like EDOM, KULR is positioning itself to address the global surge in demand for AI infrastructure, fueled by initiatives like The Stargate Project making a recent $500 billion push to accelerate AI infrastructure expansion in the United States.

•	KULR Announces Active Collaboration with U.S. Army to Evaluate Vibration Reduction on AH-64E and UH-60 Helicopter Platforms. The Company announced its active collaboration with the U.S. Army to plan an in-depth evaluation of the KULR VIBE system for vibration reduction and optimal balance on AH-64E Apache and UH-60 Black Hawk helicopters. The evaluation is slated to begin in 2025 and will explore the potential of KULR VIBE to enhance operational efficiency and safety across these critical platforms. The planned 12-month study will be conducted in partnership with the South Carolina National Guard at McEntire Joint National Guard Base. It aims to assess how KULR VIBE can contribute to stricter vibration standards, streamlining track and balance operations, reducing long-term maintenance costs, and improving aircraft longevity and reliability. Ultimately, the study seeks to bolster Army Aviation’s operational availability while reducing overall expenditures.

•	KULR Grants Carbon Fiber Cathode License for Nuclear Reactor Application. The Company announced the signing of a multi-million-dollar licensing agreement with a new technology partner (“Licensee”) to enable advanced carbon fiber cathode applications for nuclear reactor systems in Japan. The license will be applied to laser-based nuclear fusion systems as well as small modular reactors (SMR’s) - a rapidly emerging technology with the potential to deliver cost-effective and reliable fusion energy. Laser-based fusion employs high-powered lasers to initiate fusion reactions, representing a groundbreaking alternative to traditional methods.

•	KULR Technology and Scripps Research Collaborate on Novel Pyrolytic Carbon Electrode Technology. The Company announced an innovative collaboration with the prestigious Scripps Research Institute's Baran Lab. Together, the teams have developed a groundbreaking pyrolytic carbon (PC) electrode material, poised to transform synthetic organic electrochemistry. The jointly developed electrode is a low-cost, robust, and versatile alternative to traditional amorphous carbon materials such as reticulated vitreous carbon (RVC) and glassy carbon (GC). With unparalleled mechanical strength and reactivity comparable to RVC and GC, this novel PC material overcomes the limitations of cost and scalability that have historically constrained large-scale synthetic organic applications.

Fourth Quarter 2024 Financial Results:

Revenues: Revenue increased 44% to $3,370,594 in the fourth quarter ended December 31, 2024, from $2,333,851 reported in the same year-ago period. The increase in revenue was mainly due to the scaling up of design and test services from larger customers.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses were nearly flat at $4,437,032 in the fourth quarter of 2024 from $4,364,205 in the corresponding period last year.

R&D expenses: R&D expenses in the fourth quarter of 2024 decreased to $1,246,161 from $1,292,841 in the same period last year.

Operating Loss: Loss from operations was $3,540,864 for the fourth quarter of 2024, compared to $4,974,220 from the same period last year.

Net Loss: Net loss for the fourth quarter of 2024 decreased to $4,620,461, or a loss of $0.02 per share, compared to a net loss of $5,193,429, or a loss of $0.04 per share from the same period last year.

Full-Year 2024 Financial Results:

Revenues: Revenue increased 9% to $10,737,481 in 2024 from $9,830,166 in 2023. The Company continues to build its relationships with a wide range of energy, transport and aerospace partners and has billed 71 customers during the year ended December 31, 2024. These additions reflect management’s commitment to build new customer relationships through a growing pool of referrals and business development leads.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses decreased to $15,979,852 in 2024 from $18,942,350 in 2023. The 16% decrease was due to ongoing efforts to reduce costs and improve efficiency.

R&D expenses: R&D expenses in 2024 decreased to $4,738,305 from $7,135,452 in 2023, reflecting continuing attention to optimize between business development and revenue generating activity.

Operating Loss: Loss from operations was $15,234,959 in 2024, compared to $22,411,946 from the same period last year.

Net Loss: Net loss for 2024 decreased to $17,523,629 or a loss of $0.09 per share, compared to a net loss of $23,693,556, or a loss of $0.20 per share in 2023.

Cash Position: The Company reported cash balances of $29,831,858 as of December 31, 2024, compared to $1,194,764 as of December 31, 2023. In addition, the Company had $20,281,184 of Bitcoin holdings as of December 31, 2024, compared to none as of December 31, 2023.

KULR Technology Group Fourth Quarter and Full-Year 2024 Earnings Call

Date: Thursday, March 27th, 2025

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

To access the call, please register using the following link: KULR Fourth Quarter and Full-Year 2024 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code and PIN required to join the live call. The conference call will be available for replay here via the Investor Relations section on KULR’s website (www.kulrtechnology.com).

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. On December 4, 2024, KULR announced that its Board of Directors has agreed to include bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its surplus cash to the acquisition of bitcoin. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com